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                                   NOTIFICATION OF
                                  EXPENSE LIMITATION



    NOTIFICATION made this _____ day of December, 1997 by Rosenberg Institutional Equity Management, a California limited partnership (the "Adviser"), to Barr Rosenberg Series Trust, a Massachusetts business trust (the "Trust"), and its Barr Rosenberg Market Neutral Fund and Barr Rosenberg Double Alpha Market Fund (each a "Fund", and together, the "Funds").

                                     WITNESSETH:

    WHEREAS, the Adviser serves as investment adviser for each of the Funds;

    WHEREAS, on or about December 9, 1997, each Fund will offer two separate classes of shares, designated as "Institutional Shares" and "Investor Shares" which will be subject to different shareholder service, distribution and other fees and expenses; and

    WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Funds in that such a volume would maximize the Adviser's fee as investment adviser to the Funds; and

    WHEREAS, the Adviser has undertaken to furnish certain services and, as necessary, to voluntarily bear a portion of the costs thereof and/or reimburse certain expenses so as to enable the Funds to offer competitive returns with respect to investments in each class of shares of the Funds.

    NOW THEREFORE, pursuant to Section 3 of each Management Contract (each, a "Management Contract") between the Adviser and the Trust on behalf of each Fund, the Adviser hereby notifies the Trust that the Adviser shall, until further notice, voluntarily reduce its compensation due under the particular Management Contract, and, if necessary, bear certain expenses of each Fund to the extent required to limit the expenses of each class of shares of such Fund to the following annual percentages of such Fund's average daily net asset value attributable to such class:

                                       Total Fund Operating
                                       Expenses applicable to
Series/Class                           each class after waiver
------------                           -----------------------

BARR ROSENBERG MARKET NEUTRAL FUND
    Institutional Shares                       2.00%
    Investor Shares                            2.50%

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BARR ROSENBERG DOUBLE ALPHA MARKET FUND
    Institutional Shares                       2.35% *
    Investor Shares                            2.85% *

* Includes indirect expenses borne through ownership of Institutional Shares of the Barr Rosenberg Market Neutral Fund.

    IN WITNESS WHEREOF, the Adviser has executed this Notification of Expense Limitation on the day and year first above written.

                                       ROSENBERG INSTITUTIONAL EQUITY
                                       MANAGEMENT


                                       By:
                                          -------------------------------------
                                       Title:


The foregoing is hereby accepted:

BARR ROSENBERG SERIES TRUST,
on behalf of its Barr Rosenberg Market Neutral
Fund and Barr Rosenberg Double Alpha Market Fund



By:
   -------------------------------------

Title:


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